Exhibit 99.1

Contacts:

Margaret Tillman	Eileen Rauchberg/Angie Yang
Assistant Vice President, Marketing	Investor Relations
1st Century Bank	PondelWilkinson Inc.
310.270.9556	310.279.5980

JASON P. DINAPOLI PROMOTED
TO CEO OF 1ST CENTURY BANK

--Alan I. Rothenberg Assumes Chairman, CEO Position of Newly formed Holding Company--

LOS ANGELES– January 9, 2008– 1stCentury Bancshares, Inc. (OTCBB:  FCTY) today announced the promotion of Jason P. DiNapoli to chief executive officer of 1stCentury Bank, in addition to his current role as president.

DiNapoli assumes the chief executive title from Alan I. Rothenberg, who became chairman and chief executive officer of 1stCentury Bancshares, the recently formed holding company of 1stCentury Bank and remains as chairman of 1stCentury Bank.

“Having joined 1stCentury Bank during its formation in 2003, Jason has been a driving force behind its growth and success,” Rothenberg said. “He is an extremely talented leader who possesses the aptitude to guide the bank through its next phase of development. Jason’s proven track record and ability to get things done will serve us well as 1stCentury Bank continues to focus on core growth markets and expand its product and service offerings. ”

DiNapoli, 39, has more than 13 years of relevant experience in banking and finance.  Previously, he was vice president of finance for JP DiNapoli Companies Inc., a real estate investment, development and property management organization. Prior to that, DiNapoli served as a vice president at Union Bank of California and was a team leader for the bank’s power and utilities group, managing an asset portfolio that exceeded $1.25 billion.

Active in numerous local community organizations, DiNapoliis a member of the Los Angeles Museum of Contemporary Art Drawings Committeeand a former board memberof MOCA as well asthe Southern California chapter of the March ofDimes. He earned a bachelor’s degree from the University of California, Berkeley.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is the bank holding company of 1st Century Bank, a full service commercial bank headquartered in the Century City area of Los Angeles. The bank’s primary focus is relationship banking to family owned and closely held small and middle market businesses, professional service firms and high net worth individuals, real estate investors, medical professionals, and entrepreneurs. Additional information is available at www.1stcenturybank.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including but not limited to, the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers, our ability to attract deposit and loan customers, the quality of the Bank’s earning assets, government regulations, and management’s ability to manage our growth.  Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, certain Current Reports on Forms 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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